EXHIBIT 6.2

Gratus Capital Properties Fund III LLC – Side Letter Agreement

In order to induce potential members to invest in Class A Units of Gratus Capital Properties Fund III LLC, a Delaware limited liability company (the “Company”), the individual who own 100% of the Class C Units of Gratus Capital Properties Fund III LLC (“Class C Members”), who also own and control GCPF Management LLC, the manager of the Company (“Manager”), are offering to agree to certain extra terms (including assigning a portion of the distributions to which they would be entitled as a Class C Unitholder) with those Class A Members who meet the below criteria and accept their offer (Class A+ Investors) by signing and returning this side letter agreement (“Side Letter”) to the Manager.

Reference is hereby made to that certain Operating Agreement of the Company dated as of November 10, 2020 (the “Operating Agreement”), and the interests as certain individuals as Class A Members in the Company. Capitalized items used and not defined herein shall have the meanings ascribed to them in the Operating Agreement.

Class A+ Investor Citeria: Any Investor who meets one or more of the below criteria shall be permitted to enter this Side Letter:

1) Any Class A Unitholder whose investment is the result of a referral to the Company by a Registered Investment Advisor, with regards to the Units purchased from the Company as a result of such referral;

2) Any Class A Unitholder who purchased their Units through a licensed broker-dealer, with regards to the Units purchased from the Company through said broker-dealer;

3) Any investor who owns Class A Units which are associated with Unreturned Capital Contributions of at least $500,000 (intended to encompass any investor who has purchased at least Five Hundred Thousand Dollars ($500,000) worth of Class A Units from the Company, even if such purchases are not made all at once),

4) Investors who are current employees of the Manager or any Development Partner with whom the Company does business. Development Partner shall mean the Enclave Companies and other such entities as may be later designated by the Manager.

Additional Terms. Notwithstanding anything to the contrary set forth in the Operating Agreement, the Class C Members, the Manager, the Company, and the undersigned Class A+ Investor agree as follows:

a) The Class C Members hereby assign to the Class A+ Investors the right to receive cashflows from the distributions of the Company equivalent to the amount such Class A+ Investors would have received had Section 4.1 and 4.2 of the Operating Agreement stated, in relevant part, “out of the Class A Unit Percentage Share, the Class A Members shall ratably receive eighty-five percent (85%) of the remaining Distributable Cash” instead of the “eighty percent (80%) of the remaining Distributable Cash” currently referenced (the “Assigned Amount”). This assignment shall be satisfied solely through the distributions due to the Manager from the last step of each waterfall listed in Section 4.1 and 4.2, which reads that “Class C Members shall receive all of the remaining Distributable Cash.”

b) To the extent that the Class C Members choose to agree to delay or forgo their receipt of any distributions received by the Company, the Assigned Amount shall accrue and remain payable, but shall not accrue interest. Any subsequent distributions owed to the Class C Members because of the waterfalls listed in Section 4.1 and 4.2 will be assigned first to the Class A+ Investors until each Class A+ Investor has been paid 100% of the Assigned Amount currently due.

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Gratus Capital Properties Fund III LLC – Side Letter Agreement

c) Any distributions actually received by the Class A+ Investors pursuant to this Side Letter shall, for tax purposes, be treated as distributions by the Company directly to those Class A+ Investors, which may result in the Class A+ Investors being assigned additional gains (or lower losses) pursuant to the terms of the Operating Agreement.

d) While possessing a right to receive the Assigned Amount before the Class C Members receive any distributions, the Class A+ Investors will have no right to compel the Manager or the Company to make distributions to the Class C Members. The decision to make such distribution shall remail the sole discretion of the Company’s management, i.e., the Manager.

e) Agreement Non-Transferable. This Side Letter shall apply only to the parties hereto, and will immediately terminate with regards to any Class A Unit assigned, sold, or transferred (including involuntary transfers by operation of law) from the Class A+ Investors to any other Person, unless the Manager consents to the transfer of this Agreement in its sole and unlimited discretion.

f) Applicable State Law. This Side Letter Agreement shall be governed, construed, and enforced in accordance with the laws of Delaware, without regard to its conflict of laws rules.

g) Internal Dispute Resolution Procedure. Any disputes which arise out of this Side Letter shall be subject to the Article 10. Internal Dispute Resolution Procedure in Article 10 of the Operating Agreement. By signing below, the Class A+ Investors acknowledge that they are giving up the right to trial and reimbursement of expenses related to any dispute.

h) Execution; Counterparts. This Side Letter Agreement may be executed manually or electronically and in multiple counterparts, each of which shall be considered an original, and all of which shall constitute one document.

i) Severability. If any provision of this Side Letter Agreement is declared by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and such illegality, invalidity, or unenforceability shall not affect the remaining provisions of this Side Letter Agreement. Furthermore, in lieu of each illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Side Letter Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, legal, valid, and enforceable.

j) Entire Agreement. This Side Letter Agreement encompasses the entire agreement of the Parties concerning the assignment of distributions from the Class C Members to the Class A+ Investors, and supersedes all previous negotiations, understandings and agreements between the parties, whether oral or written, including, without limitation, any oral discussions, letters of intent and email correspondence. The parties acknowledge and represent, by their signatures below, that the parties have not relied on any representation, understanding, information, discussion, assertion, guarantee, warranty, collateral contract or other assurance, except those expressly set forth in this Side Letter Agreement, made by or on behalf of any other party or any other person whatsoever, prior to the execution of this Side Letter Agreement.

k) Amendment. This Side Letter Agreement may be amended or modified in writing executed by each of the parties hereto. Such amendments may be made either on an individual investor-by-investor basis or in the form of an offer by the Class C Members to change the terms of this Side Letter with all consenting parties. Regardless of how presented, any amendments to this Side Letter will be effective only as to the Parties who agree to such amendments and evidence such agreement by their (electronic or physical) signature.

SIGNATURES ON FOLLOWING PAGE

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Gratus Capital Properties Fund III LLC – Side Letter Agreement

IN WITNESS WHEREOF, the parties hereto, whose names and titles follow, have executed this Side Letter Agreement as of the date provided below.

The Company:

Gratus Capital Properties Fund III LLC

A Delaware limited liability company

By: Its Manager, GCPF Management LLC,

A Delaware limited liability company

________________________________

By: Jason Weimer

its Manager

________________________________

By: Robert Barlau

its Manager

The Class C Members (individually):

________________________________

Jason Weimer

Class C Member

________________________________

Robert Barlau

Class C Member

The Manager:

GCPF Management LLC,

A Delaware limited liability company

________________________________

By: Jason Weimer

its Manager

________________________________

By: Robert Barlau

its Manager

The Class A+ Investor (individually):

________________________________

Print Name:

Title:

Class A+ Investor

________________________________

Date

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